Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

UMB Financial Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-188080 and 333-188082 on Form S-3 and Nos. 333-65807, 333-102044, 333-125067, 333-161398, 333-181111, and 333-188100 on Form S-8) of UMB Financial Corporation and Subsidiaries (the Company) of our reports dated February 25, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

Our report dated February 25, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states management chose to exclude from its assessment of the effectiveness of internal control over financial reporting, Marquette Financial Companies’ (Marquette) internal control over financial reporting, which was acquired on May 31, 2015. Marquette constituted approximately 6.1% of total assets for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Marquette.

/s/ KPMG LLP

Kansas City, Missouri

February 25, 2016